Exhibit 99.2
Horizon Offshore Announces Outcome of Pemex Arbitration
HOUSTON, August 4, 2006 — Horizon Offshore, Inc. (NASDAQ/NM:HOFF) announced today that an arbitral panel in Mexico has rejected the claims of its subsidiary, ECH Offshore S. de R.L. de C.V., against Petróleos Mexicanos (Pemex). These claims were related to interruptions due to adverse weather conditions in connection with Pemex’s EPC 64 project.
In April 2005, Horizon submitted its weather related claims under the Pemex EPC 64 project to arbitration in Mexico, in accordance with the Rules of Arbitration of the International Chamber of Commerce. These claims were presented to the arbitral panel on March 27, 2006, and on August 4, 2006, the Company received notification that the arbitrators ruled that the contract precludes recovery for weather related interruptions.
Prior to the ruling, the carrying value of this claim, included in costs in excess of billings, totaled $18.5 million, net of a $33.1 million allowance for doubtful costs in excess of billings. The Company had announced its financial results for the second quarter prior to its previously scheduled earnings conference call on August 3, 2006. In order to account for the effect of the arbitrators ruling, the Company expects to release revised financial results for the quarter ended June 30, 2006 before the opening of the market on Monday, August 7, 2006.
About Horizon Offshore, Inc.
Horizon and its subsidiaries provide marine construction services for the offshore oil and gas industry. The Company’s fleet is used to perform a wide range of marine construction activities, including installation and repair of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.
Forward Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which represent the Company’s expectations and beliefs concerning future events that involve risks and uncertainties which could cause actual results to differ materially from those currently anticipated. All statements other than statements of historical facts included in this release are forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include the factors described from time to time in the Company’s filings with the Securities and Exchange Commission. Consequently, all of the forward-looking statements made in this press release are qualified by these and other factors, risks, and uncertainties.
Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements often identified with words like “should,” “expects,” “believes,” “anticipates,” “may,” “could,” etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

Contact:	Ronald D. Mogel
(713) 243-2753
Horizon Offshore, Inc.